EXHIBIT 99.1

National Penn Bancshares 3rd Quarter 2006 Earnings Conference
Tuesday, October 17, 2006 - 1 pm ET

Wayne Weidner; National Penn Bancshares; Chairman, CEO
Glenn Moyer; National Penn Bancshares; President
Gary Rhoads; National Penn Bancshares; Treasurer, CFO
Michelle H. Debkowski; National Penn Bancshares; SVP, CAO and IR Officer

QUESTIONS AND ANSWER SEGMENT

Michelle Debkowski: Thank you, Wayne. We did have a few questions presented during the webcast that I would like to review at this time. And Gary, I'll start with you. Can you please discuss the non-recurring revenue and expense again?

Gary Rhoads: The non-recurring revenue relates to a death benefit paid out under our BOLI [Bank-Owned Life Insurance] program. And in the detailed filing attached to our press release, you'll see that [revenue] in the non-recurring income category and in our income statement when it's presented in the 10-Q and I think it was attached on our financial highlights. It will just be in our BOLI income line item. So, we did want to clarify that for this purpose -- to show that that is non-recurring. It is a death benefit and will not be happening every quarter.

The non-interest expenses--non-recurring, non-interest expense is the [net] fraud recovery relating to the loan fraud. And that was the initial payment that we received in the third quarter. And there will be an additional piece of that settlement coming in the fourth quarter in the amount of approximately $1.3 million.

Michelle Debkowski: Thank you, Gary. What was driving the linked quarter rise in other non-interest expense?

Gary Rhoads: For the--and again, just that one single line item - other non-interest expense - there's not one single item. It's really a combination of items--multiple items. And basically, it relates to the timing of some professional fees, some marketing fees, and some trade memberships. They're probably the three largest in that group. But it was not one big item.

Michelle Debkowski: Okay. What was driving the strong sequential increase in compensation expense?

Gary Rhoads: If we're talking about the third quarter compensation expense 2006 versus third quarter 2005, that would be due to the additional personnel from the Nittany acquisition. They were in the 2006 figures, and we did not own that franchise in the third quarter of 2005.

Michelle Debkowski: The cost of interest-bearing liabilities has risen significantly since January 1, 2006. Do you expect this trend to continue?

Gary Rhoads: We believe that we've seen the near-term peak in deposit prices, which would lead us to believe that this trend will not continue. But, with that said, disintermediation from lower costing deposits to higher-costing deposits continues. And the extent and effect of that phenomena is a little difficult to predict.

Michelle Debkowski: Gary, what is a good run rate for the effective tax rate?

Gary Rhoads: We believe a good run rate for the tax rate is between 24 to 24.5% range.

Michelle Debkowski: And also, did municipal deposits move through your balance sheet in one quarter? I noted an increase in average deposits not reflected in ending balances.

Gary Rhoads: Due to the continued interest margin challenges that we've talked about through our presentation here, we maintained a stricter pricing discipline on municipal deposits. We were successful in attracting deposits from our full relationship customers, but did not attract new money from the most rate sensitive municipal accounts. And consequently, the period end deposit balances in the municipal category were lower than the average balances for the quarter.

Michelle Debkowski: Thank you, Gary. Glenn, I'll address the next set of questions to you. Can you provide some color on the loan pipeline?

Glenn Moyer: I will, Michelle. And I think we just had another set of questions that came in that relate to a couple of these that I'll comment on. So, hopefully, we'll address both of the folks who inquired. Relating to the loan pipeline, I would put this in the category of still being decent, but it is not as robust as we had seen it earlier in this year.

Michelle Debkowski: Are you seeing any signs of asset quality deterioration, both for the corporation and mid-Atlantic banks in general?

Glenn Moyer: Well, I certainly am not in a position to talk about mid-Atlantic banks in general, and certainly think it's an appropriate question for National Penn individually. From our perspective, if we look at lagging indicators, things like delinquency, non-performing assets, there is little indication of deterioration. If we go a bit further though and look at some of the leading indicators, as we term them - and that's things like borrowers reporting operating losses, slowdown in the residential developer absorption rates - we do see some signs of deterioration.

So it all depends where you're looking, but perhaps those comments help the person who made that inquiry.

Michelle Debkowski: And finally, Glenn, our last question. How is the watch list holding up?

Glenn Moyer: The watch list--and you certainly heard our comments relative to our good position on asset quality. The watch list is in very good condition, holding up. Just a note here. Our level of classified and criticized assets are down for the seventh consecutive quarter.

Michelle Debkowski: Thank you, Glenn. This concludes our presentation, and we thank you for joining us.